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                                                                    Exhibit 5(a)

May 17, 1999


COMSAT Corporation
6560 Rock Spring Drive
Bethesda, Maryland 20817

     Re: Registration Statement on Form S-8 Relating to 250,000 Shares of COMSAT Corporation Common Stock to be issued under the COMSAT Corporation Non-Employee Directors Stock Plan (the "Registration Statement").

Ladies and Gentlemen:

     In connection with the proposed issuance and sale by COMSAT Corporation, a District of Columbia corporation (the "Company"), of up to 250,000 shares of Common Stock, without par value (the "Shares") of the Company to be issued pursuant to the COMSAT Corporation Non-Employee Directors Stock Plan (the "Plan"), I am of the opinion that:

     1. The Company is a duly incorporated and validly existing corporation in good standing under the laws of the District of Columbia.

     2. Proper corporate proceedings have been taken so that the Shares have been duly authorized and when certificates for any Shares have been duly executed, registered and delivered, and paid for, in accordance with the terms of the Plan, such Shares will have been legally issued and will be fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(a) to the Registration Statement.


                                        Very truly yours,

                                        /s/ Warren Y. Zeger

                                        Warren Y. Zeger
                                        Vice President, General Counsel
                                        and Secretary